UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2025

AngioDynamics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50761	11-3146460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Plaza Drive, Latham, New York	12110
(Address of Principal Executive Offices)	(Zip Code)

(518) 795-1400
(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ANGO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On May 28, 2025, AngioDynamics, Inc. (“AngioDynamics” or the “Company”) entered into a new Credit Agreement (the “Credit Agreement”) with its subsidiary RITA Medical Systems, LLC (“RITA” and, together with the Company, the “Loan Parties”), the lenders party thereto and JPMorgan Chase Bank, N.A., individually and as administrative agent, issuing bank and swingline lender. The Company previously announced, on April 2, 2025, that it had secured a commitment from JPMorgan Chase Bank, N.A. to provide the Company with a revolving line of credit. While the Company is well capitalized with existing cash on hand, the Company stated that entering into a revolving line of credit reflects good financial management and offers incremental flexibility to manage potential working capital fluctuations as part of its manufacturing transfer process without impacting its ability to execute on its strategic growth trajectory moving forward.

The Credit Agreement provides for a $25 million secured revolving credit facility (the “Revolving Facility”) with a maturity date of May 28, 2027, which is subject to a borrowing base comprised of certain working capital assets of the Company.  Additionally, until such time as the Company has demonstrated a fixed charge coverage ratio greater than 1:10 to 1.00, the Revolving Facility will be further reduced by $5,000,000 (such period, the “Availability Block Period”).  To the extent requested by the Company, and subject to certain customary limitations, the lenders will make revolving loan advances to the Company and the issuing bank will issue letters of credit for the account of the Company, in each case in an aggregate amount not exceeding the availability under the Revolving Facility.  Issuances of letters of credit under the Revolving Facility shall further be limited by an issuance cap, which as at the closing date is set at $2,000,000.  The proceeds of the Revolving Facility may be used for working capital and for general corporate needs of AngioDynamics and its subsidiaries.

Interest on the Revolving Facility will be based, at AngioDynamics’ option, on a rate equal to (a) the term SOFR rate plus 0.10% (subject to a floor of 0%) (“Adjusted Term SOFR”) or (b) the alternate base rate (subject to a floor of 0%) (“ABR”), and in each case with a margin for Adjusted Term SOFR loans of 2.00% and for ABR loans of 1.00%. The Revolving Facility will also carry a commitment fee of 0.20% per annum on the unused portion.  The Revolving Facility contains customary benchmark replacement and rate fallback provisions.

The obligations under the Revolving Facility are unconditionally guaranteed, jointly and severally, by the Company’s material direct and indirect domestic subsidiaries (the “Guarantors”). The sole Guarantor as at the closing date is RITA. All obligations of the Company and the Guarantors under the Revolving Facility are secured by first priority security interests in substantially all of the assets of Loan Parties and the Guarantors.

The Credit Agreement includes customary representations, warranties and covenants, and acceleration, indemnity and events of default provisions, including, among other things, a financial covenant which requires AngioDynamics to maintain, as of the end of each calendar month commencing after the end of the Availability Block Period, a fixed charge coverage ratio of not less than 1.05 to 1.00.

The above description is only a summary of the material terms of the Credit Agreement and is qualified in its entirety by the actual terms of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1*
Credit Agreement, dated as of May 28, 2025,  among AngioDynamics, Inc., RITA Medical Systems, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., individually and as administrative agent, issuing bank and swingline lender.

* Certain exhibits and schedules have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGIODYNAMICS, INC.
(Registrant)

Date: May 28, 2025	By:	/s/ Lawrence T. Weiss
		Name:	Lawrence T. Weiss
		Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary